Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES THIRD QUARTER RESULTS

- Net Revenue, Net Income, and Adjusted EBITDA Increased from the Prior-Year Period

- New Rising Star Ferry Service is Now Operational

- "Christmas Casino & Inn by Bronco Billy’s" Concept Opened on November 1 in Cripple Creek, Colorado

- Company Submitted a Proposal to Build a New Racetrack and Casino in Clovis, New Mexico

LAS VEGAS, Nov. 07, 2018 -- Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the third quarter ending September 30, 2018.

On a consolidated basis, net revenues in the third quarter of 2018 increased to $44.0 million from $43.7 million in the prior-year period.  Net income for the third quarter of 2018 improved to $1.6 million, or $0.04 per diluted common share, from $0.8 million, or $0.03 per diluted common share, in the third quarter of 2017.  Adjusted EBITDA(a) in the 2018 third quarter rose to $6.5 million. For the prior-year period, Adjusted EBITDA was $6.4 million, which included a $675,000 benefit related to the settlement of parking garage litigation at Silver Slipper.

"The past few months have been eventful ones for our growing company," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "We continue to benefit from property investments made over the past two years, as seen in this quarter’s solid results. We also recently completed several more investments.

"At Rising Star, we are proud to have officially begun ferry boat service between our resort casino and populous Boone County, Kentucky. After navigating numerous state and federal agencies for several years, we finally welcomed our first cars on September 29. High winds and a mechanical issue caused us to not operate for a few days during the month. Those issues have been resolved and the ferry is now operating reliably with approximately four round-trips per hour starting at 8:00 a.m. and running until 10:00 p.m. from Sunday through Thursday and until midnight on Fridays and Saturdays. The early response has been extremely positive, with more than 10,300 passengers utilizing the service over its 22 days of operations in October. We are still in a ramp-up period and should be further helped by a targeted awareness campaign that we recently commenced.

"At the Silver Slipper," continued Mr. Lee, "we opened our newest amenity in August 2018, an on-site sports betting area. New amenities like this one, as well as the Oyster Bar and Beach Club that we completed last year, have contributed to increases in guest traffic and casino win. Our net win rose 8.7% in the quarter despite a significant expansion at a competing casino. Those traffic increases are represented in Silver Slipper's strong gains in the third quarter, particularly after adjusting for the $675,000 legal settlement that was included in Adjusted EBITDA for the third quarter of 2017.

"Perhaps most exciting is what we just unveiled on November 1 in Cripple Creek: the new Christmas Casino & Inn, located in a freestanding building up the block from the existing Bronco Billy’s complex. Over the past several months, our design team secretly overhauled the space, inserting creative and festive elements throughout to create a new Christmas Casino & Inn. We kept this quiet so that the publicity would be appropriately timed for the holiday season. From a 17-foot Christmas "pyramid" custom-built in Germany to an entire wall adorned with 30 cuckoo clocks, the new Christmas Casino & Inn with approximately 150 slot machines is a wondrous year-round extension of the Christmas Casino concept that originated several years ago at our Rising Star Casino Resort. Though early, the initial response to the Christmas Casino & Inn has been strong. It is the first new and differentiated casino in Cripple Creek in more than a decade, and the response bodes well for our broader plans to expand Bronco Billy’s.

"Related to that Bronco Billy’s expansion, the court recently granted our motion to dismiss a competitor's lawsuit seeking design changes to our project. We are pleased with the court’s decision and expect to begin construction this quarter on Phase One, the parking garage that will connect into Bronco Billy’s. We anticipate that construction of Phase Two, including a new four-star hotel, spa, and convention and entertainment space, will begin once we complete Phase One's parking garage, as much of today's surface parking lots will be utilized in the expanded Bronco Billy's facility.  We continue to expect completion of the entire project in 2020.

"We are always searching for ways to extend our development pipeline and prudently grow our company," concluded Mr. Lee. "Most recently, we participated in the New Mexico Racing Commission’s competitive process for the state’s sixth racetrack casino license. Our proposal, La Posada del Llano, represents the largest investment by far of all the proposals, and it generates the most in jobs and tax revenue. It also has the potential to improve race purses and radically transform the horse racing industry by introducing new fans to the sport, including through our unique 'Moving Grandstand' concept. While there is never certainty in such competitive processes, we firmly believe that our proposal is the strongest of the five proposals in terms of the benefits for the racing industry, the City of Clovis, and the State of New Mexico. The racing commission is expected to make a decision within the next few months."

Third Quarter 2018 Highlights and Subsequent Events

•
Net revenues at Silver Slipper Casino and Hotel were $17.9 million and $16.4 million in the third quarter of 2018 and 2017, respectively. Adjusted Property EBITDA in the third quarter of 2018 was $3.1 million. For the prior-year period, Adjusted EBITDA was also $3.1 million, but included a $675,000 benefit related to the settlement of the property’s parking garage litigation.  Silver Slipper continued to benefit in the quarter from new marketing initiatives and its newest amenities, the Silver Slipper Beach Club and the Oyster Bar, which opened in mid-2017.  In August 2018, Silver Slipper opened a sports betting area in partnership with William Hill Sports Book, which specializes in race and sports betting.

•
At Rising Star Casino Resort, net revenues of $12.2 million for the third quarter of 2018 compare to $12.7 million in the prior-year period.  Adjusted Property EBITDA improved 14.1% to $0.8 million from $0.7 million in the third quarter of 2017, reflecting a new general manager and a focus on cost management.  In late-September 2018, the Company began its new ferry service, which provides service for up to ten vehicles per trip, with an estimated four round-trips per hour, between Boone County, Kentucky, and Rising Sun, Indiana.  The initial response to the ferry boat service has been strong, with an average of 211 vehicles per day utilizing the service over its 22 days of operations in October. For a video of the ferry boat and pictures of our property improvements, please visit our investor relations website. The Rising Star ferry webcam can be accessed at www.RisingStarCasino.com.

•
For the fourth consecutive year, the Company is converting Rising Star during the holiday season to "The Christmas Casino." This festive transformation includes a Christmas theme and decorations throughout the casino and the hotel, with some slot machines replaced with animatronic scenes within the casino itself. The buffet becomes "Mrs. Claus' Kitchen" and Wellington's Steakhouse becomes the "Yuletide Inn." We will open an expansive retail store within the pavilion, offering Christmas decorations and memorabilia. Santa's live reindeer are again returning and this year are joined by a flock of live turkeys for families to enjoy before and after the Thanksgiving holiday. We've also added a "Hay-Maze-ing Hay Maze" at the property. Santa will, of course, be available at various times within the hotel pavilion for presentation of gift requests and explanations of naughty behavior; reservations can be arranged on the Christmas Casino website at www.TheChristmasCasino.com.

In the Christmas Casino's Grand Theater, the Rising Sun resort will offer a live, musical, dinner theater version of "A Christmas Story," the beloved comedy about a boy and his quest for a Red Ryder BB gun. The theatrical production will be offered on Thursday, Friday, and Saturday evenings, as well as a matinee show on Saturday and Sunday afternoons, from November 15 through December 28, 2018. Reservations can be made at www.RisingStarCasino.com.

This year, the Christmas Casino also features a new animatronic Christmas tree and a new scene with a column of ice that simulates the North Pole.

Most exciting, guests may also enter a drawing to win a trip to the REAL NORTH POLE, being offered in conjunction with Polar Explorers. The lucky winner, expected to be drawn in early February, will travel with a friend, spouse or significant other to the small town of Longyearbyen in northern Norway in April. From there, they will fly on a special aircraft that lands on the polar ice cap, near the actual North Pole, spending at least one night in heated tent accommodations. The North Pole lies under the polar ice cap and that ice cap moves gradually every day. Using GPS equipment, the winners will then be transported by helicopter to the actual North Pole, where they can enjoy a polar drink and a photo opportunity before retracing their steps to Norway and back to the Cincinnati/Northern Kentucky International Airport. The Christmas Casino at Rising Star is proud to offer this unique, once-in-a-lifetime opportunity. It notes, however, that Santa is usually relaxing in warmer environments during April, so he will not be able to greet his guests personally at the North Pole.

•
At Bronco Billy's Casino and Hotel, net revenues were $7.5 million for both the third quarter of 2018 and 2017.  Adjusted Property EBITDA was $1.5 million and $1.8 million for the third quarter of 2018 and 2017, respectively, principally reflecting an increase in the state's minimum wage and non-cash accruals related to recent changes in the property’s marketing programs.

•
On November 1, 2018, we opened the new Christmas Casino & Inn by Bronco Billy’s. Located near the existing Bronco Billy’s complex in Cripple Creek, the Christmas Casino & Inn consists of the Company-owned Imperial Hotel and the newly-leased Imperial Casino, both of which were renamed and rebranded with a year-round Christmas theme. The new Christmas Casino represents the first new gaming product in Cripple Creek in more than 10 years and includes a 17-foot rotating Christmas pyramid custom-built in Germany, a 15-foot Christmas tree trimmed with more than 800 ornaments, nearly a quarter mile of garland throughout the casino, a cuckoo-clock wall, a unique fiber optic ceiling which simulates shooting stars in the night sky, numerous nine-foot-tall nutcracker soldiers, and other festive design elements.  The property also features eight live reindeer that have been imported for the holiday season, adding to the famed donkeys that are a long-standing feature of the Cripple Creek community. Unlike the Christmas Casino in Indiana, the Company's Christmas Casino & Inn in Colorado will retain that theme on a year-round basis. For photos and additional details on the Christmas Casino & Inn, please visit www.ChristmasCasinoAndInn.com.

•
Also, as previously noted, the Company continues to develop its plans for a significant expansion at Bronco Billy's, including a new luxury hotel tower, spa, parking garage, convention and entertainment center, and high-end restaurant.  This expansion will integrate seamlessly with the existing Bronco Billy’s casino.  In June 2018, the Company received final approvals from the Cripple Creek City Council, including approval of a development agreement related to the expansion.  In October 2018, the Company was granted its motion to dismiss a competitor's lawsuit related to the project. Accordingly, the Company expects to begin construction of the parking garage this quarter, with completion expected near the end of 2019.  We anticipate that construction of Phase Two, consisting of a new four-star hotel, spa, and convention and entertainment space, will begin once we complete Phase One's parking garage, as much of today's surface parking lots will be utilized in the expanded Bronco Billy's facility.  We continue to expect completion of the entire project by the end of 2020, contingent upon receipt of financing on acceptable terms, among other contingencies. For renderings of the proposed expansion, as well as a presentation discussing the Company's analysis of the Cripple Creek market, please visit the investor section of www.fullhouseresorts.com and click on "News and Events/Presentations."

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos.  Combined, Northern Nevada net revenues were $6.4 million and $7.1 million for the third quarter of 2018 and 2017, respectively.  Adjusted Property EBITDA for the Northern Nevada segment improved 9.2% to $2.1 million from $1.9 million for the same periods, respectively.  The Northern Nevada segment benefited from the completion of a significant renovation of Grand Lodge Casino in mid-2017, as well as exterior improvements and improved parking access at Stockman’s Casino.

•
The New Mexico Racing Commission recently announced a competitive process regarding the issuance of the state's sixth racing license.  In accordance with that process, the Company formally presented its racetrack casino proposal -- La Posada del Llano -- to the Commission in October 2018.  In late-November 2018, we will again appear in front of the Commission to answer additional questions regarding our project. If selected by the Commission, La Posada is expected to include a racetrack featuring a unique "Moving Grandstand," an 18-hole championship golf course, a casino with up to 750 slot machines, and a 300-guestroom hotel, among other items. The Company currently expects the Commission to make a decision regarding the issuance of the racetrack license within the next few months. For renderings and additional details on our proposal, please visit www.LaPosadaNewMexico.com.

•
The Company maintains a Facebook page to provide work-in-progress photos to investors of our various growth projects and other activities. To access that Facebook page, please visit www.facebook.com/FHResorts.

Liquidity and Capital Resources
As of September 30, 2018, the Company had $20.8 million in cash and $99.3 million in outstanding senior secured notes.

Conference Call Information
The Company will host a conference call for investors today, November 7, 2018, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2018 third quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (800) 289-0571 or, for international callers, (323) 794-2597.

A replay of the conference call will be available shortly after the conclusion of the call through November 21, 2018. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 5672479.

(a) Reconciliation of Non-GAAP Financial Measure
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, preopening expenses, project development and acquisition costs, and non-cash share-based compensation expense. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (known as Consolidated EBITDA, as defined in the indenture governing our senior secured notes) is also used to determine compliance with certain covenants.

In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Accounting Standards Codification No. 606, Revenue from Contracts with Customers ("ASC 606")
In accordance with GAAP, on January 1, 2018, the Company adopted the new revenue recognition accounting standard under the "modified retrospective" approach, which impacts the comparability of certain items between the 2018 and 2017 periods. The accounting changes have little effect on net revenues, Adjusted EBITDA, operating income, or net income. However, those changes substantially affect the characterization of revenue items leading to net revenues, as well as the treatment of certain departmental expenses. In accordance with the "modified retrospective" approach, figures for the 2018 periods are presented under the new standard, while figures for the 2017 periods are presented without adjustment. As a result, comparisons of departmental items in our financial statements between periods in 2018 and 2017, such as "casino revenues" and "casino expenses," are not meaningful, as much of the change is caused by the new accounting standard. To facilitate comparisons with the 2017 periods, we have provided a supplemental table showing affected items without the adoption of the new revenue recognition standard.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Casino (1)	$30,767	$39,009	$86,369	$110,702
Food and beverage (1)	9,371	8,760	26,093	24,759
Hotel (1)	2,583	2,408	7,448	6,724
Other operations	1,307	1,234	3,276	3,250
Gross revenues	44,028	51,411	123,186	145,435
Less promotional allowances (1)	—	(7,685)	—	(21,968)
Net revenues	44,028	43,726	123,186	123,467
Operating costs and expenses
Casino (1)	11,934	20,102	34,300	57,556
Food and beverage (1)	10,301	3,466	29,184	9,598
Hotel (1)	2,708	348	7,847	826
Other operations (1)	958	483	2,306	1,333
Selling, general and administrative (1)	11,769	13,076	36,193	39,902
Preopening costs	140	—	140	—
Project development and acquisition costs	390	53	557	238
Depreciation and amortization	2,094	2,193	6,300	6,428
Loss (gain) on disposal of assets, net	—	12	79	(2)
	40,294	39,733	116,906	115,879
Operating income	3,734	3,993	6,280	7,588
Other (expense) income, net
Interest expense, net of capitalized interest	(2,513)	(2,718)	(7,519)	(8,102)
Loss on extinguishment of debt	—	—	(2,673)	—
Adjustment to fair value of warrants	463	(302)	886	(272)
	(2,050)	(3,020)	(9,306)	(8,374)
Income (loss) before income taxes	1,684	973	(3,026)	(786)
Provision for income taxes	119	184	356	552
Net income (loss)	$1,565	$789	$(3,382)	$(1,338)
Basic earnings (loss) per share	$0.06	$0.03	$(0.13)	$(0.06)
Diluted earnings (loss) per share	$0.04	$0.03	$(0.16)	$(0.06)
Basic weighted average number of common shares outstanding	26,932	22,891	25,702	22,877
Diluted weighted average number of common shares outstanding	28,490	23,663	26,188	22,877

(1)
On January 1, 2018, the Company adopted Accounting Standards Codification No. 606, Revenue from Contracts with Customers ("ASC 606"), using the modified retrospective method, which impacts the comparability of these line items. See the following page of this release for further details.

Full House Resorts, Inc.
Supplemental Information
Third Quarter 2018 Impact of Adoption of New Revenue Recognition Standard
(In Thousands, Unaudited)

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017 As Reported
	As Reported	Balances without Adoption of ASC 606	Effect of Change Higher/(Lower)
Statement of Operations
Revenues
Casino (1)(2)	$30,767	$39,837	$(9,070)	$39,009
Food and beverage (1)(2)	9,371	9,293	78	8,760
Hotel (1)(2)	2,583	2,369	214	2,408
Promotional allowances (1)(2)	—	(8,315)	8,315	(7,685)

Costs and expenses
Casino (1)(3)	11,934	20,239	(8,305)	20,102
Food and beverage (3)	10,301	3,337	6,964	3,466
Hotel (3)	2,708	363	2,345	348
Other operations (3)	958	460	498	483
Selling, general and administrative (3)	11,769	13,736	(1,967)	13,076
Operating income	3,734	3,732	2	3,993
Income before income taxes	1,684	1,682	2	973
Net income	1,565	1,563	2	789

	Nine Months Ended September 30, 2018			Nine Months Ended September 30, 2017 As Reported
	As Reported	Balances without Adoption of ASC 606	Effect of Change Higher/(Lower)
Statement of Operations
Revenues
Casino (1)(2)	$86,369	$111,063	$(24,694)	$110,702
Food and beverage (1)(2)	26,093	25,877	216	24,759
Hotel (1)(2)	7,448	6,828	620	6,724
Promotional allowances (1)(2)	—	(22,968)	22,968	(21,968)

Costs and expenses
Casino (1)(3)	34,300	57,184	(22,884)	57,556
Food and beverage (3)	29,184	9,527	19,657	9,598
Hotel (3)	7,847	981	6,866	826
Other operations (3)	2,306	1,287	1,019	1,333
Selling, general and administrative (3)	36,193	41,718	(5,525)	39,902
Operating income	6,280	6,303	(23)	7,588
Loss before income taxes	(3,026)	(3,003)	(23)	(786)
Net loss	(3,382)	(3,359)	(23)	(1,338)

(1)
On January 1, 2018, the Company adopted Accounting Standards Codification No. 606, Revenue from Contracts with Customers ("ASC 606"), using the modified retrospective method. ASC 606 changed the accounting for loyalty points earned by and communicated to customers through the loyalty program. Previously, the estimated liability for unredeemed points was accrued based on the estimated value of the service or merchandise to be provided, adjusted for the fact that many of such points are never redeemed (i.e. the estimated "breakage") and, in some cases, price adjustments provided to customers redeeming points. The accrual for the liability was created with an offset to the casino department. When the points were redeemed, the accrual was reduced and the casino department was offset by a like amount. The department providing the goods or service also recorded the revenues, which were then offset by "promotional allowances."

Under ASC 606, the reserve amount is based on the retail value of the goods and services that might be received through redemption of the points, adjusted for breakage and other factors, and the Company establishes the relevant reserve through a reduction in casino revenues. When the points are redeemed, the reserve is reduced and the relevant department is credited with the retail value of the goods or services provided. It is not added back to casino revenues and no promotional allowance is created.

(2)
ASC 606 also changed the accounting for revenues. The Company historically reported revenue for goods and services provided free to gaming customers as gross revenue for the relevant department. Such amounts were then aggregated as "promotional allowances," a contra-revenue account that was then subtracted to arrive at net revenues. Under ASC 606, the Company now records the value of such complimentaries as a reduction to gaming revenues, rather than an offset against total gross revenues.

(3)
The cost of providing complimentaries is no longer reclassified from the department that provides the complimentaries to the casino department. The expenses of each department remain in that department.

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted Property EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Income (Loss)
(In Thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Revenues
Silver Slipper Casino and Hotel	$17,887	$16,425	$51,888	$49,520
Rising Star Casino Resort	12,228	12,698	35,983	37,498
Bronco Billy's Casino and Hotel	7,520	7,505	20,557	20,140
Northern Nevada Casinos	6,393	7,098	14,758	16,309
	$44,028	$43,726	$123,186	$123,467

Adjusted Property EBITDA(1) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$3,072	$3,054	$9,138	$9,013
Rising Star Casino Resort	831	728	2,100	2,671
Bronco Billy's Casino and Hotel	1,463	1,769	3,424	4,092
Northern Nevada Casinos	2,066	1,892	2,526	2,391
Adjusted Property EBITDA	7,432	7,443	17,188	18,167
Corporate	(960)	(1,064)	(3,311)	(3,518)
Adjusted EBITDA	$6,472	$6,379	$13,877	$14,649

Depreciation and amortization	(2,094)	(2,193)	(6,300)	(6,428)
Preopening costs	(140)	—	(140)	—
Project development and acquisition costs	(390)	(53)	(557)	(238)
Gain (loss) on asset disposals, net	—	(12)	(79)	2
Share-based compensation	(114)	(128)	(521)	(397)
Operating income	3,734	3,993	6,280	7,588
Other (expense) income
Interest expense	(2,513)	(2,718)	(7,519)	(8,102)
Loss on extinguishment of debt	—	—	(2,673)	—
Adjustment to fair value of warrants	463	(302)	886	(272)
	(2,050)	(3,020)	(9,306)	(8,374)
Income (loss) before income taxes	1,684	973	(3,026)	(786)
Provision for income taxes	(119)	(184)	(356)	(552)
Net income (loss)	$1,565	$789	$(3,382)	$(1,338)

(1)	The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations; our future growth prospects; our beliefs regarding the impact of our recent renovations and improvements on our results of operations; our expectations regarding our new ferry boat service; our ability to make significant progress on our longer-term growth plans; our expectations regarding our Bronco Billy's expansion project, including timing for completion of the entire project and for commencement and completion of the project phases; our expectations for the Christmas Casino; our intent to compete for a racetrack casino license in New Mexico and our expectations regarding our related proposal, including timing for a decision by the New Mexico Racing Commission. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, changes in the Company’s business strategies, interest rate risks, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the Company’s success in obtaining the state of New Mexico's sixth racing license; the ability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion), the potential increase in Full House's indebtedness due to the expansion of Bronco Billy’s, construction risks, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, the financial performance of our finished projects and renovations, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and regulatory and business conditions in the gaming industry (including the future allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; the Christmas Casino & Inn in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website and Facebook page are not incorporated by reference into, and is not a part of, this document.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com